Exhibit (a)(1)(E)

COVER LETTER

Dear Holder of Certificated Equity Instruments

TENDER OFFER BY ACORDA THERAPEUTICS, INC. FOR ALL SHARES, AMERICAN DEPOSITARY SHARES AND OTHER EQUITY INTERESTS IN BIOTIE THERAPIES CORP.

Acorda Therapeutics, Inc. (the “Offeror”) is making a public tender offer in Finland and in the United States to purchase all of the issued and outstanding shares (“Shares”), American Depositary Shares (“ADSs”), stock options (“Option Rights”), share units (“Share Rights”) and warrants (“Warrants”) in Biotie Therapies Corporation (“Biotie” or the “Company”) that are not owned by Biotie or any of its subsidiaries (the “Tender Offer”). Capitalized terms used but not defined herein have the meanings given to them in the Tender Offer document.

The prices offered for the Certificated Equity Instruments (as defined in the Tender Offer document) of the Company, which are not registered in the Finnish book-entry securities systems and which comprise the 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights, all 2011 Share Rights and all 2014 Share Rights and, are as follows:

i.	EUR 0.2846 in cash for each 2014 Option Right,
ii.

EUR 0.1326 in cash for each 2016 Option Right payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date,

iii.	EUR 0.2032 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.10,
iv.	EUR 0.1026 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.21,
v.	EUR 0.0386 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.28,
vi.	EUR 0.0112 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.31,
vii.	EUR 0.0100 in cash for each other Swiss Option Right,
viii.

EUR 0.2946 in cash for each 2011 Share Right, payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date, and

ix.

EUR 0.2854 in cash for each 2014 Share Right, payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date.

The offer period will commence on March 11, 2016 at 9:30 a.m. (Finnish time) and expire on April 8, 2016 at 4:00 p.m. (Finnish time) unless the offer period is extended under the terms and conditions of the Tender Offer (the end of the offer period, as extended, the “Expiration Date”). The Offeror may extend or discontinue the extended offer period at any time in accordance with the terms and conditions of the Tender Offer. The Offeror also retains the right to initiate a subsequent offer period in accordance with the terms and conditions of the Tender Offer in connection with the announcement of the final result of the Tender Offer.

The completion of the Tender Offer is subject to the satisfaction of the conditions described in the tender offer document relating to the Tender Offer (the “Tender Offer Document”). The Offeror reserves the right to waive any conditions to completion of the Tender Offer.

Tender Offer acceptance procedure

If you wish to accept the Tender Offer, please return the acceptance form completed and signed together with a copy of your passport, which is used for identifying purposes, to Pohjola Bank plc either:

1.	In the response envelope attached to the delivery package of the acceptance form so that it is received on or prior to the Expiration Date; or
2.	Via email to Pohjola Bank plc to the following email address: juho.hallenberg@pohjola.fi so that it is received on or prior to the Expiration Date.

If you choose to send the acceptance form and the copy of your passport via email, please attach the duly completed and signed acceptance form and the copy of your passport in a commonly used electronic form (.pdf, .jpg or similar))

If you are a U.S. Person (as defined in the Tender Offer document), please complete and return an IRS Form W-9 by following the instructions contained in the acceptance form.

TO ENSURE YOUR ACCEPTANCE IS TIMELY RECEIVED, WE ENCOURAGE YOU TO SUBMIT THE ACCEPTANCE USING THE ELECTRONIC ACCEPTANCE PROCEDURES.

A holder of Certificated Equity Instruments may only accept the Tender Offer unconditionally, and for all of the Certificated Equity Instruments of the Company. The amount of tendered Certificated Equity Instruments shall be notified in the acceptance form for each Certificated Equity Instrument separately. If a holder’s Certificated Equity Instruments are subject to a pledge or other transfer restriction that would prohibit the transfer of such Certificated Equity Instruments to the Offeror, such holder must obtain consent to transfer the Certificated Equity Instruments in the Tender Offer prior to delivering their acceptance of the Tender Offer.

You will not incur any costs as a result of accepting the Tender Offer under its terms and conditions. The Offeror is liable for any asset transfer tax on the transaction that may be collected in Finland. The possible asset transfer tax related to the tendering of the Certificated Equity Instruments is described in more detail in the Tender Offer Document. Possible fees charged by account operators, asset managers, nominees or any other person for registering the release of any pledges or other possible restrictions preventing a sale of the relevant Certificated Equity Interests will be borne by the holders of such equity interests incurring such fees.

In case you accept the Tender Offer and, if the Offeror has accepted the tendered securities for payment, the sale and purchase of the Certificated Equity Instruments offered for sale is expected to be executed on or about the sixth (6th) Finnish banking day (the “Closing Date”) following the end of the offer period, which will occur on or about April 18, 2016 unless the offer period is extended. The Offeror will make the payment of the applicable Offer Price for the relevant Certificated Equity Instruments on such Closing Date. Actual time of receipt for the payment depends on the schedules of money transactions between financial institutions and agreements between the shareholder and account operator or nominee in each case.

In the event of a subsequent offer period, the Offeror will announce the terms and conditions for the settlement and payment for the validly tendered Certificated Equity Interests in connection with the announcement of such subsequent offer period. The payment for and acceptance of Certificated Equity Interests validly tendered during the subsequent offer period will, however, take place on a periodic basis in intervals of approximately one (1) week and payment will be effected by the Offeror no later than five (5) banking days after the end of the relevant one week interval.

Withdrawal right

You may withdraw your acceptance at any time on or prior to the Expiration Date by sending a notification of the withdrawal in writing to Pohjola Bank plc to the following address:

Pohjola Bank plc

Attn. Juho Hallenberg

Teollisuuskatu 1

FI-00510 Helsinki

Finland

To be effective, such notification must be received by Pohjola Bank plc on or prior to the Expiration Date.

In the event of a subsequent offer period, the acceptance of the Tender Offer will be binding and cannot be withdrawn, unless otherwise provided under mandatory Finnish and/or United States law.

Tender Offer Document and additional information on the Tender Offer

Please read the terms and conditions of the Tender Offer set forth in the Tender Offer Document. This Tender Offer Document will be available in Finnish from March 11, 2016 onwards at the branch offices of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc, at Nasdaq Helsinki, Fabianinkatu 14, FI-00100 Helsinki, Finland, and at the offices of the Offeror at Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, NY, 10502 and on the internet at www.op.fi/merkinta, http://ir.acorda.com/investors/Biotie-Therapies-Tender-Offer/default.aspx and www.biotie.com/sijoittajat and in English from March 11, 2016 onwards on the internet at http://ir.acorda.com/investors/Biotie-Therapies-Tender-Offer/default.aspx and www.biotie.com/investors.

Yours sincerely

Pohjola Bank

POHJOLA BANK PLC	ACCEPTANCE FORM (CERTIFICATED EQUITY INSTRUMENTS)
Name and postal address	Address for return

«CO» «NIMI» «OSOITE» «POSTINUMERO» «POSTITOIMIPAIKKA»	BANK NAME DEPARTMENT ADDRESS POST CODE
To reach the bank no later than April 8, 2016

Beneficiary’s full name	Beneficiary’s full address
Bank account number (in IBAN form if residence in Europe)	Bank identifier code (“BIC code”), or clearing code
Beneficiary’s bank	Address of beneficiary’s bank
Personal identity number (Finnish citizen), or date of birth (for a non-Finnish citizen)

PUBLIC TENDER OFFER BY ACORDA THERAPEUTICS, INC. FOR ALL SHARES, AMERICAN DEPOSITARY SHARES

AND OTHER EQUITY INTERESTS IN BIOTIE THERAPIES CORP.

Acorda Therapeutics, Inc. (the “Offeror”) is making a public tender offer in Finland and in the United States to purchase all of the issued and outstanding shares (“Shares”), American Depositary Shares (“ADSs”), stock options (“Option Rights”), share units (“Share Rights”) and warrants (“Warrants”) in Biotie Therapies Corp. (“Biotie” or the “Company”) that are not owned by Biotie or any of its subsidiaries (the “Tender Offer”). Capitalized terms used but not defined herein have the meanings given to them in the Tender Offer document.

The prices offered for Certificated Equity Instruments of the Company, which are not registered in the Finnish book-entry securities systems and which comprise the 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights, all 2011 Share Rights and all 2014 Share Rights and, are as follows:

i.	EUR 0.2846 in cash for each 2014 Option Right,
ii.

EUR 0.1326 in cash for each 2016 Option Right payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date,

iii.	EUR 0.2032 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.10,
iv.	EUR 0.1026 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.21,
v.	EUR 0.0386 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.28,
vi.	EUR 0.0112 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.31,
vii.	EUR 0.0100 in cash for each other Swiss Option Right,
viii.

EUR 0.2946 in cash for each 2011 Share Right payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date, and

ix.

EUR 0.2854 in cash for each 2014 Share Right payable at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date.

The offer period will begin on March 11 at 9.30 a.m. (Finnish time) and end on April 8 at 4.00 p.m. (Finnish time), unless the offer period is extended in accordance with the terms and conditions of the Tender Offer. The Tender Offer is conditional.

A holder of Certificated Equity Instruments may only accept the Tender Offer unconditionally, and for all of the Certificated Equity Instruments of the Company specified above. The Offeror intends to execute the sale and purchase of the Certificated Equity Instruments, and the Closing Date for the Certificated Equity Instruments with respect to the Offer Period will occur, on or about the sixth (6th) Finnish banking day following the Expiration Date. The Offeror will make the payment of the applicable Offer Price for the relevant Certificated Equity Instruments on such Closing Date. Actual time of receipt of payment depends on the schedules of money transactions between financial institutions and agreements between the shareholder and account operator or nominee in each case.

Acceptance of the Tender Offer in respect of shares, ADSs and Uncertificated Equity Instruments in Biotie cannot be made by means of this acceptance form. If you wish to tender your Shares, ADSs or Uncertificated Equity Instruments, you must follow the procedures set forth in Section 4.4—“Acceptance Procedure of the Tender Offer” of the Tender Offer document.

This Tender Offer Document will be available in Finnish from March 11, 2016 onwards at the branch offices of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc, at Nasdaq Helsinki, Fabianinkatu 14, FI-00100 Helsinki, Finland, and at the offices of the Offeror at Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, NY, 10502 and on the internet at www.op.fi/merkinta, http://ir.acorda.com/investors/Biotie-Therapies-Tender-Offer/default.aspx and www.biotie.com/sijoittajat and in English from March 11, 2016 onwards on the internet at http://ir.acorda.com/investors/Biotie-Therapies-Tender-Offer/default.aspx and www.biotie.com/investors.

2 (3)

The following section is applicable only to U.S. Persons (as defined in the Tender Offer document):

APPLICABLE ONLY TO U.S. PERSONS

If you are a U.S. Person (as defined in the Tender Offer document), please read Section 4.13 of the Tender Offer document carefully and return a completed IRS Form W-9, which can obtained at the IRS’s website at https://www.irs.gov/ to Ernst & Young LLP electronically via email to melanie.mueller4@ey.com. IF YOU ARE A U.S. PERSON, FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS OTHERWISE PAYABLE TO YOU PURSUANT TO THE TENDER OFFER. Please see the instructions in Section 4.13 of the Tender Offer document and to the IRS Form W-9 for further information.

THE FOLLOWING SERIES OF CERTIFICATED EQUITY INSTRUMENTS OF THE COMPANY WERE REGISTERED UNDER YOUR NAME AS THE HOLDER OF SUCH CERTIFICATED EQUITY INSTRUMENTS IN THE REGISTER OF THE COMPANY AS OF MARCH 10, 2016, FOR WHICH YOU AS THE HOLDER OF SUCH CERTIFICATED EQUITY INSTRUMENTS HEREBY ACCEPT THE TENDER OFFER:

CERTIFICATED EQUITY INSTRUMENT	AMOUNT OF CERTIFICATED EQUITY INSTRUMENTS IN THE COMPANY’S REGISTER	ACCEPTANCE (X = “YES”, BLANK = “NO”)
[OPTION RIGHT SCHEDULE]	[AMOUNT]	[X]

IDENTIFICATION OF A HOLDER OF CERTIFICATED EQUITY INSTRUMENTS

In order to identify you as a legitimate holder of Certificated Equity Instruments specified above, you must provide Pohjola Bank plc with a copy of your passport.

Please send a copy of your passport together with this acceptance form in the response envelope or, alternatively, via email to Pohjola Bank plc to the following email address: juho.hallenberg@pohjola.fi. If you choose to send the acceptance form and the copy of your passport via email, please enclose the completed and signed acceptance form and the copy of your passport as attachments in a commonly used electronic form (.pdf, .jpg or similar).

An acceptance form received without a copy of your passport does not qualify you as having accepted the Tender Offer and tendered your Certificated Equity Instruments.

OPTION TO RECEIVE PAYMENT IN U.S. DOLLARS

Pursuant to Section 4.1 of the Tender Offer document, the offer price payable to holders of 2016 Option Rights, 2011 Share Rights and 2014 Share Rights will, at the option of the holder, be payable in euros or the equivalent amount of U.S. dollars determined based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date.

If you hold 2016 Option Rights, 2011 Share Rights or 2014 Share Rights, check the box below to indicate your election to receive the offer price in U.S. dollars, determined as described in the previous paragraph:

☐  YES, I would like to receive payment for my 2016 Option Rights, 2011 Share Rights and 2014 Share Rights in U.S. dollars as described above.

Unless you choose to receive the offer price in U.S. dollars, the offer price will be paid to you in euros.

AUTHORISATION

I have examined the terms and conditions of the Tender Offer and the Tender Offer document, and I hereby approve said terms and conditions. I warrant that I have sufficient investment experience in order to understand the risks involved in the Tender Offer. I also warrant that I am not resident or located in Australia, Canada, Hong Kong, Japan or South Africa or any other state or territory with statutory limitations on the right to make the Tender Offer, nor has this acceptance form been sent from such a state or territory. I further warrant that my domicile or registered address is not in such a state or territory. The bank is not obliged to assess the suitability of the services or the securities for the client if the execution or brokerage takes place at the client’s request, and the services are connected to simplified products set out in the Finnish Securities Market Act, including listed shares and related option rights.

3 (3)

I hereby authorise Pohjola Bank plc or its appointee to take all necessary actions on my behalf to complete and clear the sale, to sell all of the Certificated Equity Instruments registered under my name in the register of the Company, and to credit the offer price to the bank account shown above in accordance with the terms and conditions of the Tender Offer.

Place and date	Signature(s) 1)
Telephone number during banking hours
Appendices (e.g. extract from trade register, authorisation) 2)	Clarification of names of signatories

1) Signature(s) of parent(s), guardian(s) or trustee(s) of any holder of option rights under 18 years of age to be included

2) An extract from the trade register issued no earlier than three months before signing must be enclosed to the authorisation when the Tender Offer is accepted by a corporation.

The consent of all co-owners is required in cases of joint ownership.

Certificated Equity Instruments that have been pledged may be tendered only with the written consent of the pledgee.

When accepting the Tender Offer please return this acceptance form completed and signed together with a copy of your passport, which is used for identifying purposes, to Pohjola Bank plc either:

i) In the response envelope attached to the delivery package of this acceptance form, or

ii) Via email to Pohjola Bank plc to the following email address: juho.hallenberg@pohjola.fi (if you choose to send the acceptance form and the copy of your passport via email, please attach the duly completed and signed acceptance form and the copy of your passport in a commonly used electronic form (.pdf, .jpg or similar))

PLEASE MAKE SURE THAT YOUR DULY COMPLETED AND SIGNED ACCEPTANCE FORM AND THE COPY OF YOUR PASSPORT REACH POHJOLA BANK PLC NO LATER THAN BY MARCH 8, 2016.

TO ENSURE YOUR ACCEPTANCE IS TIMELY RECEIVED, WE ENCOURAGE YOU TO SUBMIT THE ACCEPTANCE USING THE ELECTRONIC ACCEPTANCE PROCEDURES